                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

Campbell Soup Company
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  (Last)                             (First)                         (Middle)

Campbell Place
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                                    (Street)

Camden                                 NJ                          08103-1799
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

03/02/1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)

21-0419870
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4. Issuer Name and Ticker or Trading Symbol

Vlasic Foods International Inc. (vl)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)


   X   Form filed by One Reporting Person
 -----

       Form filed by More than One Reporting Person
 -----
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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

  Common Stock                       100 (01)                          D
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than one reporting person, see Instruction 5(b)(v).




                                                                SEC 1473 (7-96)

                                                                PAGE:  1 of 2

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FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses:

    (01) Vlasic Foods International Inc.'s authorized capital stock presently consists of 100 shares of Vlasic Common Stock, no par value. All such shares are issued and outstanding and are owned by Campbell Soup Company. Vlasic Foods, under the charter to be adopted and pursuant to a Registration Statement on Form 10 filed with the Securities and Exchange Commission will have authority to issue 60,000,000 shares, of which 4,000,000 will be Preferred Stock, without par value and 56,000,000 will be shares of Vlasic Common Stock. Distribution of shares of Vlasic Common Stock to holders of Campbell stock, pursuant to the Distribution Agreement, filed as an exhibit to the Form 10, is scheduled to take place on March 30, 1998.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                /s/ John J. Furey                    2/27/98
                              _______________________________    ______________
                              **Signature of Reporting Person         Date
                                Corporate Secretary


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Campbell Soup, Company  Vlasic Foods International Inc.  03/02/1998  PAGE 2 of 2